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                                  EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Capital City Bank Group, Inc.

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Proxy
Statement/Prospectus.

Our report refers to a change in method of recording stock-based compensation in 2003 and a change in method of accounting for goodwill and other intangible assets in 2002. Our report also refers to our audit of the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, to revise the 2001 consolidated financial statements, as more fully described in Note 6 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

KPMG LLP

Orlando, Florida
August 26, 2004